PRICING SUPPLEMENT NO. 4

                                                                  RULE 424(b)(2)
                                                       REGISTRATION NO. 33-62629

                 PRICING SUPPLEMENT NO. 4 DATED NOVEMBER 5, 1996

                    FRANCHISE FINANCE CORPORATION OF AMERICA
          MEDIUM-TERM NOTES DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

         This Pricing Supplement accompanies and supplements the Prospectus, dated October 18, 1995, as supplemented by the Prospectus Supplement, dated February 9, 1996.
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
         The Notes have the following terms (as applicable):

                  Principal Amount:                                    $40,000,000
                  Registered Holder:                                   Cede & Co.
                  Taxpayer Identification No.:                         13-2555119
                  Form of Notes:                                       [X] Book Entry/Global  [  ] Certificated
                  Agent's Discount or Commission:                      .60%
                  Net Proceeds to Issuer:                              $39,760,000

         Fixed Rate Medium-Term Note:
                  Original Issue Price:                                100%
                  Original Issue Date:                                 November 12, 1996
                  Interest Accrual Date:                               November 12, 1996
                  Interest Rate Per Annum:                             7.10%
                  Interest Payment Dates:                              May 30 and November 30
                  Denominations:                                       $1,000
                  Stated Maturity Date:                                November 30, 2026
                  Redemption Date(s):                                  None
                  Redemption Price(s):                                 Not Applicable
                  Notice of Redemption:                                Not Applicable
                  Optional Repayment Date(s):                          November 30, 2004
                  Optional Repayment Price(s):                         100% of the principal amount of the Notes
                  Notice of Optional Repayment:                        None
                  Default Rate:                                        Not Applicable
                  Original Issue Discount:                             [  ] Yes     [X] No
                  Record Date:                                         May 15 and November 15

         Agent:   [X]      Merrill Lynch & Co.
                  [ ]      NationsBanc Capital Markets, Inc.
                  [X]      Smith Barney Inc.

         Agent acting in the capacity as indicated below:
                  [X]      Agent                                       [ ]      Principal

         If as Principal:
                  [ ]      The Notes  are  being  offered  at  varying  prices
                           related to  prevailing  market  prices at the time of
                           resale.
                  [ ]      The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

         If as Agent:
                           The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.
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